Exhibit 12.1

OFFICES IN: PENNSYLVANIA, NEW YORK

July 14, 2021

Board of Directors

Extreme Biodiesel, Inc.

153 W. Lake Meade Parkway, Suite 2240

Henderson, NV 89015

Gentlemen:

I have acted, at your request, as special counsel to Extreme Biodiesel, Inc., a Nevada corporation, (“Extreme Biodiesel, Inc.”) for the purpose of rendering an opinion as to the legality of (l) 450,000,000 shares of Extreme Biodiesel, Inc.’s common stock, par value $0.001 per share, (“Shares”) to be offered and distributed by Extreme Biodiesel, Inc pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Extreme Biodiesel, Inc. with the U.S. Securities and Exchange Commission (the “SEC”) on Form I-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Extreme Biodiesel, Inc. and all amendments thereto, the By-Laws of Extreme Biodiesel, Inc, selected proceedings of the board of directors of Extreme Biodiesel, Inc authorizing the issuance of the Shares, certificates of officers of Extreme Biodiesel, Inc. and of public officials, and such other documents of Extreme Biodiesel, Inc. and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Extreme Biodiesel, Inc., the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form I-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein. I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof

Very truly yours,

Arthur Pitt III, Esquire

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